Filed Pursuant to Rule 424(b)(3)
Registration No. 333-226101

Prospectus Supplement No. 10

(To Prospectus dated August 16, 2018)

Select Interior Concepts, Inc.

24,145,996 Shares

Class A Common Stock

This Prospectus Supplement No. 10 (this “Prospectus Supplement”) supplements and amends our prospectus dated August 16, 2018, as supplemented and amended by the Prospectus Supplement No. 1 dated August 17, 2018, the Prospectus Supplement No. 2 dated September 6, 2018, the Prospectus Supplement No. 3 dated September 7, 2018, the Prospectus Supplement No. 4 dated November 13, 2018, the Prospectus Supplement No. 5 dated January 7, 2019, the Prospectus Supplement No. 6 dated March 12, 2019, Prospectus Supplement No. 7 dated March 15, 2019, Prospectus Supplement No. 8 dated March 20, 2019 and Prospectus Supplement No. 9 dated May 10, 2019 (as supplemented and amended, the “Final Prospectus”), relating to the resale of up to an aggregate of 24,145,996 shares of our Class A common stock, par value $0.01 per share (which we refer to as our “Class A Common Stock”), by the selling stockholders identified in the Final Prospectus (which term as used in the Final Prospectus includes pledgees, donees, transferees or other successors-in-interest).

We will not receive any of the proceeds from the sale of these shares of our Class A Common Stock by the selling stockholders.

This Prospectus Supplement is being filed to update, supplement or amend the information contained in the Final Prospectus with the information contained and incorporated by reference in our Current Report on Form 8-K (the “Current Report”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 17, 2019.  Accordingly, we have attached the Current Report to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with the Final Prospectus, and this Prospectus Supplement is qualified by reference to the Final Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Final Prospectus.  This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Final Prospectus, including the additional supplements or amendments thereto.

Our Class A Common Stock is listed for trading on the NASDAQ Capital Market under the symbol “SIC.”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, under applicable federal securities laws and are eligible for reduced public company reporting requirements.  See “Summary—Emerging Growth Company Status” in the Final Prospectus for more information.

Investing in our Class A Common Stock involves a high degree of risk.  Before buying any shares, you should carefully read the discussion of material risks of investing in our Class A Common Stock in the section entitled “Risk Factors” beginning on page 16 of the Final Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Final Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 17, 2019.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

____________________

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  May 15, 2019 (date of earliest event reported)

____________________

SELECT INTERIOR CONCEPTS, INC.

(Exact name of registrant as specified in its charter)

____________________

Delaware

(State or Other Jurisdiction of Incorporation)

001-38632	47-4640296
(Commission File Number)	(I.R.S. Employer Identification Number)

400 Galleria Parkway, Suite 1760 Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 701-4737

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933, as amended, or Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Emerging growth company   ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SIC	The Nasdaq Stock Market LLC

Item 5.07 Submission of Matters to a Vote of Security Holders.

(a)

The Annual Meeting of Stockholders of Select Interior Concepts, Inc. (the “Company”) was held on Wednesday, May 15, 2019 in Atlanta, Georgia.  The results of the matters submitted to a vote of the stockholders at the meeting are set forth below.  Pursuant to Delaware law and our Amended and Restated Bylaws, abstentions and broker non-votes are not considered votes cast and do not affect the outcome of the votes.

(b)	Proposal 1 - Election of Directors. Stockholders elected each of the persons named below as Directors for a term expiring in 2020 as follows:

	FOR	AGAINST	ABSTENTIONS	BROKER NON-VOTES
J. David Smith	11,736,393	1,710	77,149	2,010,062
Tyrone Johnson	11,688,043	50,410	76,799	2.010,062
S. Tracy Coster	11,690,693	50,310	74,249	2,010,062
Donald McAleenan	11,638,190	100,013	77,049	2,010,062
Robert Scott Vansant	11,640,790	100,013	74,349	2,010,062
Brett Wyard	11,640,790	100,013	74,349	2,010,062

(c)	Proposal 2 – Approval of the 2019 Incentive Plan. The stockholders approved the 2019 Incentive Plan. Votes regarding this proposal were as follows:

Votes Cast For:	11,690,84398.95%
Votes Cast Against:	50,4100.43%
Abstentions:	73,9990.63%
Broker Non-Votes:	2,010,062

(d)

Proposal 3 – Ratification of the Appointment of Grant Thornton LLP as Independent Auditors.  The stockholders ratified the selection of Grant Thornton LLP as independent registered public accounting firm of the Company for the year ended December 31, 2019.  Votes regarding this proposal were as follows:

Votes Cast For:	13,691,43299.03%
Votes Cast Against:	7,2400.05%
Abstentions:	126,6420.92%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2019	SELECT INTERIOR CONCEPTS, INC.

	By:	/s/ Tyrone Johnson
Name: Tyrone Johnson
Title: Chief Executive Officer